Exhibit 10.72

In this document " [redacted] " indicates that certain confidential information has been redacted from this document because it is both (i) not material to investors and (ii) likely to cause competitive harm to the Registrant if publicly disclosed.

CONFIDENTIAL

Development and Manufacturing Services Agreement

between

Lonza Sales AG

and

Ocean Biomedical Inc.

B24703/KR/GK/15Dec20

Table of Contents

THIS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT ("Agreement") is made the 15th day of December 2020 ("Effective Date")

BETWEEN

1. LONZA SALES AG, of Muenchensteinerstrasse 38, Ch-4002 Basel, Switzerland ("Lonza") and

2. LONZA AG, of Muenchensteinerstrasse 38, Ch-4002 Basel, Switzerland ("Lonza AG") and

3. OCEAN BIOMEDICAL INC., of 19W060 Avenue LaTours, Oak Brook, IL 60523 ("Customer").

Recitals

WHEREAS, Customer is engaged in the development and research of certain products and requires assistance in the development and manufacture of its product [redacted]

WHEREAS, Lonza and its Affiliates have among other things expertise in the evaluation, development and manufacture of biologic products;

WHEREAS, the Parties entered into the Initial Agreement (as defined below) in order to allow certain activities to be performed while this Agreement was being finalised by the Parties, and now Customer wishes to engage Lonza for Services relating to the development and manufacture of the Product as described in this Agreement; and

WHEREAS, Lonza, or its Affiliate, is prepared to perform such Services for Customer on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties intending to be legally bound, agree as follows:

1 Definitions and Interpretation

"Affiliate" means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party. "Control" means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.

"Agreement" means this agreement incorporating all Appendices and Project Plans, as amended from time to time by written agreement of the Parties.

"Applicable Laws" means all relevant U.S. and European Union federal, state and local laws, statutes, rules, and regulations, which are applicable to a Party's activities hereunder, including the applicable regulations and guidelines of any Governmental Authority and all applicable cGMP together with amendments thereto.

"Approval"	means the first marketing approval by the FDA or EMA of Product from the Facility for commercial supply.
"Background Intellectual Property"	means any Intellectual Property either: (i) owned or controlled by a Party or its Affiliate prior to the Effective Date; or (ii) developed or acquired by a Party or its Affiliate independently from the performance of the Services hereunder during the Term of this Agreement. Lonza Information and the Manufacturing Process (excluding any parts thereof supplied by or on behalf of Customer) shall form part of, and be included in, Lonza's Background Intellectual Property. Customer's Background Intellectual Property shall exclude any Intellectual Property licensed (whether under this or any other agreement) to Customer or any Affiliate of Customer by Lonza or any Affiliate of Lonza
"Batch"	the Product derived from a single run of the Manufacturing Process.
"Batch Record"	means the executed version of a given Master Batch Record pertaining to a given Batch.
"Cancellation Fee"	has the meaning given in Clause 6.3.
"Capital Equipment"	means those certain pieces of new equipment described in the Project Plan which are to be acquired and paid for on terms to be agreed in accordance with this Agreement.
Cell Bank	means the Customer's Cell Bank or cell stock of rodent and/or human cell line in accordance with the Project Plan.
Cell Bank Storage	means the storage of Customer's Cell Bank in accordance with Clause 2.10 of this Agreement.
"Cell Line"	means the cell line, particulars of which are set out in Appendix A.
"Certificate of Analysis"	means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories, the Specifications and test results.
"Certificate of Compliance"	means a document prepared by Lonza: (i) listing the manufacturing date, unique Batch number and concentration of Product in such Batch; and (ii) certifying that such Batch was manufactured in accordance with the Master Batch Record and cGMP, if applicable.
"cGMP"	means those laws and regulations applicable in the U.S. and Europe, relating to the manufacture of medicinal products for human use, including current good manufacturing practices as specified in the ICH guidelines, including ICH Q7A "ICH Good Manufacturing Practice Guide for Active

Pharmaceutical Ingredients", US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza's operational quality standards are defined in internal cGMP policy documents.

"cGMP Drug Product Batch" means a Batch of Product in its final dosage formulation form which is required under the Project Plan to be manufactured in accordance with cGMP.

"cGMP Drug Substance Batch" means a Batch of Product in bulk drug substance form which is required under the Project Plan to be manufactured in accordance with cGMP.

"Change" means any change to the Services, pricing, Project Plan or scope of work incorporated into a written amendment to the Agreement in accordance with Clause 16.5 or effected in accordance with the Quality Agreement.

"Commencement Date" means the date of removal of the vial of cells from frozen storage for the production of a Batch or, in the case of other Services, the date of commencement of such Services.

"Confidential Information" means Customer Information and/or Lonza Information, as the context requires.

"Corruption Laws" means all anti-bribery and anti-corruption laws and regulations applicable to Lonza's relationship with Customer, including but not limited to the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and the Organization for Economic Co-operation and Development Convention on Combating Bribery and Foreign Public Officials in International Business Transactions.

"Customer Information" means all technical and other information not known to Lonza or in the public domain relating all technical and other information not known to Lonza and/or not in the public domain relating to the Cell Line, the Manufacturing Process, and the Product, from time to time supplied by the Customer to Lonza.

"Customer Materials" means any Raw Materials, components of Product, or other materials of any nature, in each case provided by Customer.

"Delivery" shall have the meaning set out at Clause 7.1.

"EMA" means the European Medicines Agency, or any successor agency thereto.

"External Laboratories" means any Third Party instructed by Lonza, with Customer's prior consent, to conduct certain activities

	not customarily offered by Lonza which are required to complete the Services.
"Facility"	means: (i) in respect of development and manufacturing of Pilot Drug Substance Batches and/or cGMP Drug Substance Batches, Lonza's facility in Tuas, Singapore, Cambridge, UK, Slough, UK and/or Hayward, California, USA; (ii) in respect of Pilot Drug Product Batches and/or cGMP Drug Product Batches Lonza's facility in Visp, Switzerland, or Stein, Switzerland; or (iii) such other Lonza facility as may be agreed by the Parties.
"Failed Drug Product Batch"	shall have the meaning set out in Clause 7.5.3(b).
"Failed Drug Substance Batch"	shall have the meaning set out in Clause 7.5.3(a).
"FDA"	means the United States Food and Drug Administration, or any successor agency thereto.
"GDPR"	means the European Union General Data Privacy Regulations.
"Governmental Authority"	means any Regulatory Authority and any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity in the U.S. or European Union.
"GS"	means the [redacted] expression system of which Lonza is the proprietor.
"GS Licence"	means a licence granted by Lonza in respect of the use of GS.
"Initial Agreement"	means that certain agreement between the Parties dated 5th October 2020.
"Intellectual Property"	means: (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing sub-clause (i); and (iii) all rights and applications that are similar or equivalent to the rights and application described in the foregoing sub-clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.
"International Trade Restrictions"	means all applicable United States, United Nations, and European Union export control, trade, and financial sanctions laws, rules, and regulations.
"Lonza Information"	means all information that is proprietary to Lonza or any Affiliate of Lonza and that is maintained in confidence

	by Lonza or any Affiliate of Lonza and that is disclosed by Lonza or any Affiliate of Lonza to Customer under or in connection with this Agreement, including any and all Lonza know-how and trade secrets and Lonza Background Intellectual Property and Lonza Operating Documents.
"Lonza Responsibility"	means a failure solely due to Lonza's negligence, intentional misconduct, or material breach of its obligations hereunder.
"Manufacturing Process"	means the production process for the manufacture of Product as such process may be improved or modified from time to time by agreement of the Parties in writing; for clarity, the Manufacturing Process shall be Lonza's Background Intellectual Property other than any information relating thereto which was not previously known by Lonza or not previously in the public domain and which was (in either case) supplied by Customer under this Agreement as Customer Information.
"Master Batch Record"	means the document which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Product.
"New Customer Intellectual Property"	has the meaning given in Clause 10.2.
"New General Application Intellectual Property"	has the meaning given in Clause 10.3.
"Party"	means each of Lonza and Customer and, together, the "Parties".
"Pilot Drug Product Batch"	means a Batch of Product in its final formulation form which is designated as a pilot Batch and which shall not comply with cGMP and is not required to meet the Specifications.
"Pilot Drug Substance Batch"	means a Batch of Product in bulk drug substance form which is designated as a pilot Batch and which shall not comply with cGMP and is not required to meet the Specifications.
"Price"	means the price for the Batches, Services and Products as set out in Appendix B [redacted]
"Product"	means the proprietary molecule identified by Customer as [redacted], to be manufactured by Lonza under the terms of this Agreement.
"Project Plan"	means the plan(s) describing the Services to be performed by Lonza under this Agreement, including any update and amendment of the Project Plan to which the Parties may agree from time to time. The Project Plan(s) are incorporated into and shall be an

integral part of this Agreement. The initial Project Plan is attached hereto as Appendix A.

"Quality Agreement" means the quality agreement, attached hereto as Appendix C, setting out the responsibilities of the Parties in relation to quality as required for compliance with cGMP. The Quality Agreement is incorporated into and shall be an integral part of this Agreement.

"Raw Materials" means all ingredients, solvents and other components of the Product required to perform the Manufacturing Process or Services set forth in the bill of materials detailing the same ("Raw Materials" includes Resins and single use bags, but excludes any consumables or wearables).

"Raw Materials Fee" means the procurement and handling fee of [redacted] of the acquisition cost of Raw Materials by Lonza that is charged to the Customer in addition to the cost of such Raw Materials.

"Regulatory Authority" means the FDA, EMA and any other similar regulatory authorities as may be agreed upon in writing by the Parties.

"Release" has the meaning given in Clause 7.1.

"Resin" means the chromatographic media and UF membranes intended to refine or purify the Product, as specified in the Master Batch Record.

"Services" means all or any part of the services to be performed by Lonza (including, process and analytical method transfer, process development, process optimization, validation, clinical and commercial manufacturing, as well as quality control and quality assurance activities) under this Agreement, particulars of which are set out in the Project Plan.

"Specifications" means the specifications of the Product as specified in Appendix D, which may be agreed and amended from time to time in accordance with this Agreement.

"Stage of Work" means the individual stages of the Services as set out in the Project Plan.

"Storage Requirements" means the Cell Bank storage requirements as set out in the Project Plan.

"Subcontractors " means any Third Party Lonza instructs to perform any part of the Service which Lonza customarily offers to Customers.

"Term" has the meaning given in Clause 14.1.

"Third Party" means any party other than Customer, Lonza and their respective Affiliates.

In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, and references to the word “including” are to be construed without limitation.

2 Performance of Services

2.1 Performance of Services. Customer hereby retains Lonza to perform the Services set out in the Project Plan and in the Initial Agreement. Stage 1 and Stage 2 as contained in the Initial Agreement are hereby replaced by Stage 1 and Stage 2, respectively, as shown in Appendix A. Subject to the provisions of Clause 2, Lonza shall itself and through its Affiliates, diligently carry out the Services set out in the Project Plan and use commercially reasonable efforts to perform the Services without any material defect and according to the estimated timelines set out in the Project Plan. Owing to the unpredictable nature of the biological processes involved in the Services, the timescales set down for the performance of the Services are estimated only. Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement.

2.2 Subcontracting and External Laboratories. Lonza may subcontract or delegate any of its rights or obligations under this Agreement to perform the Services and Lonza shall be responsible for the acts and omissions of its Subcontractors and External Laboratories.

2.3 Lonza AG shall be a Party to this Agreement independently accountable for the performance of the Services performed or to be performed in Switzerland. Lonza shall have no responsibility with respect to the performance of said Services and Lonza AG shall under no circumstance be deemed a subcontractor of Lonza Sales. Services to be performed in Visp, Basel or at another location in Switzerland, shall be performed independently and under own legal and commercial responsibility by Lonza AG, provided, however, that such performance by Lonza AG shall always be subject to the terms and conditions of this Agreement.

2.4 Supply of Customer Information and Customer Materials. If Customer is providing Customer Information to Lonza, the Parties agree that they shall work together to transfer (as described in the Project Plan) the Customer Information to the Facility, including implementing the technology transfer plan set out in the Project Plan. Customer shall fully support such technology transfer as reasonably requested by Lonza. Customer shall (by such date as agreed between the Parties) supply to Lonza all such Customer Background Intellectual Property, Customer Information and Customer Materials, the Cell Line (where applicable, and apart from when Lonza is to manufacture the Cell Line as part of the Services), and other information or materials that may be reasonably required to be provided by or on behalf of Customer to Lonza for Lonza to perform the Services. Lonza shall not be responsible for any delays arising out of Customer’s failure to provide such Customer Background Intellectual Property, Customer Information, Customer Materials, the Cell Line (where applicable, and apart from when Lonza is to manufacture the Cell Line as part of the Services), and/or other information and/or materials reasonably required to be provided by or on behalf of Customer for Lonza to perform the Services, and Customer shall be responsible for all additional costs and expenses arising out of such delay, including, if applicable, any idle Facility capacity costs.

2.5 Pilot Drug Substance Batches and Pilot Drug Product Batches. Lonza shall manufacture, or procure the manufacture of, the Pilot Drug Substance Batch(es) and the Pilot Drug Product Batch(es) in accordance with the Project Plan, but shall have no obligation to meet Specification or comply with cGMP in relation to the Pilot Drug Substance Batch(es) or the Pilot Drug Product Batch(es) (and Lonza makes no warranty in this regard). Customer shall have the right to make whatever use of the Pilot Drug Substance Batch(es) and the Pilot

Drug Product Batch(es) as it shall determine, provided that Customer pays Lonza the Price for such Pilot Drug Substance Batch(es) and Pilot Drug Product Batch(es), and such use is not for human use and does not violate any Applicable Laws. Unless Lonza and Customer agree otherwise, all Pilot Drug Substance Batches and Pilot Drug Product Batches shall be shipped to Customer.

2.6 Prior to commencement of cGMP manufacturing pursuant to Clause 2.6, Lonza shall review the process assumptions. If there is a material difference in the process assumptions as compared with the results demonstrated during the manufacture of the applicable Pilot Drug Substance Batch(es) or Pilot Drug Product Batch(es), the Parties shall meet to discuss in good faith the consequences of such changes.

2.7 <u>cGMP Drug Substance Batches and cGMP Drug Product Batches</u>. Lonza will, manufacture and Release to Customer (and Customer shall pay for):

2.7.1 at the Facility in Slough, cGMP Drug Substance Batches in accordance with cGMP and which meet the Specifications, together with a Certificate of Analysis;

2.7.2 at the Facility in Basel, or at an External Laboratory procured for manufacturing by Lonza, cGMP Drug Product Batches in accordance with cGMP and which meet the Specifications, together with a Certificate of Analysis;

Provided that, in each case (2.7.1 and 2.7.2) there shall be no such obligation to meet the Specification in respect of: (a) the first cGMP Drug Substance Batch manufactured and the first two (2) cGMP Drug Product Batches manufactured; and/or (b) in respect of the first cGMP Drug Substance Batch and the first cGMP Drug Product Batch manufactured following any material change in the Manufacturing Process agreed to or requested by Customer. Any Batch that is not required to meet cGMP and/or Specification is not to be used in humans but must be paid for by Customer.

However, Lonza shall comply with its performance obligations set out in section 2.1 and shall (including, without limitation, in relation to all cGMP Batches of Product) be responsible for meeting such specifications as may be agreed in writing prior to commencement of the Services in respect of the following:

i. Bioburden;

ii. Mycoplasmas;

iii. In Vitro tests (3 cell lines);

iv. Endotoxins; and

v. Minute virus of mice (MVM)

vi. Sterility in the case of cGMP Drug Product Batches.

2.8 <u>Raw Materials</u>. Lonza shall procure all required Raw Materials as well as consumables other than those Raw Materials that are Customer Materials. Customer shall be responsible for payment for all consumables and Raw (together with the Raw Materials Fee).

2.9 Promptly following the Effective Date the Customer shall supply to Lonza the Customer Information, together with full details of any hazards relating to the Cell Line, and the Customer Materials, their storage and use. On review and approval by Lonza's safety committee of this Customer Information, the Cell Line (if applicable), the Customer Materials, Customer Background Intellectual Property, and any other necessary Intellectual Property

shall be provided to Lonza (or, as the case may be, rights thereto shall be secured by Customer and conveyed to Lonza) at Lonza's request.

2.10 GS Licence. Where the Cell Line uses GS, the Customer acknowledges that it will require a GS Licence from Lonza prior to receipt of the Product or in vivo clinical studies or any other commercial use or sale of the Product. The template GS Licence is attached at Appendix E, and will be negotiated and agreed in good faith by the Parties.

2.11 Cell Bank Storage.

2.11.1 Cell Bank Storage shall commence at a time agreed between the Parties and shall continue, unless otherwise terminated in accordance with Clause 2.10.6, for three (3) years (the "Initial Storage Term"). Thereafter, if Customer wishes Lonza to continue Cell Bank Storage, the Parties shall enter into a separate agreement. Lonza shall store the Cell Bank in accordance with the Storage Requirements and Lonza shall not transfer the Cell Bank to a Third Party (other than an Affiliate of Lonza) without Customer's prior written consent. Lonza reserves the right to perform testing of the Cell Bank which Lonza requires for QA, regulatory or safety purposes.

2.11.2 Cell Banks stored at Lonza shall at all times remain Customer's property (subject always to the terms of any other agreements or licences with Lonza, and subject to any Third Party Intellectual Property rights), save that the Cell Bank shall be subject to a lien in respect of any sums owed under any agreement by Customer to Lonza.

2.11.3 If Customer wishes to withdraw the Cell Bank from storage, it shall give Lonza at least three (3) months prior written notice. Lonza and Customer shall agree a date for the Cell Bank to be withdrawn. Customer shall be responsible for arranging (and costs of) independent laboratory release testing, collection and shipping. Once the Cell Bank has been independently tested by a laboratory of customer's choosing and withdrawn, Lonza shall have no further obligations in respect thereof.

2.11.4 Notwithstanding any other provisions of this Agreement, the price of Cell Bank Storage is calculated and shall be payable on a twelve (12) month basis. Payment shall be made before Cell Bank Storage commences, and thereafter, three (3) months prior to each anniversary of such commencement. Customer shall not be entitled to any refund in respect of any partial use of Cell Bank Storage. The initial price for Cell Bank Storage is set out in the Project Plan and shall be subject to review in accordance with Clause 8.7. If Customer does not pay for Cell Bank Storage by the due date, Lonza shall not be obliged to continue the Cell Bank Storage and Customer shall be required within thirty (30) days of Lonza's written notice to arrange collection and shipping of the Cell Bank.

2.11.5 Lonza shall use reasonable endeavours to protect the Cell Bank from destruction, theft or loss during Cell Bank Storage. Notwithstanding any other provision of this Agreement, risk of loss or damage to the Cell Bank shall remain with Customer at all times except to the extent that any such loss relates to the negligence or willful misconduct of Lonza.

2.11.6 Either Party may terminate the Cell Bank Storage on giving three (3) months prior written notice to the other. Customer shall not be entitled to any refunds in respect of any unused element of Cell Bank Storage.

2.11.7 Upon termination of this Agreement or termination of the Cell Bank Storage pursuant to Clause 2.11.6 above and, in either case, upon payment of all sums due to Lonza, Customer shall either arrange for collection of the Cell Bank or instruct Lonza to destroy it. If the Customer has not collected the Cell Bank within thirty (30) days from the date of termination of this Agreement or termination of the Cell Bank Storage,

Lonza shall upon giving Customer a further thirty (30) days written notice, arrange for the Cell Bank to be destroyed, in which case Customer shall pay Lonza the costs of such destruction.

3 Project Management

3.1 Project Plans. As at the date of this Agreement, the initial Project Plan is set out in Appendix A. In the event of a conflict between the terms of a Project Plan and this Agreement, the terms of this Agreement will govern. If the Parties agree any additional work to be added to the Project Plan under and subject to this Agreement ("Additional Work") it shall be subject to price and terms to be agreed. Once the Additional Work has been added, the pricing for such Additional Work shall be subject to review in accordance with the provisions of Clause 8.7.

3.2 Project Management. With respect to each Project Plan, each party will appoint a project manager who will be the party responsible for overseeing the Project Plan.

3.3 Person in Plant. Customer shall be permitted to have, at no additional cost, one (1) employee at the Facility as reasonably requested by Customer, at any time during the Manufacturing Process for the purpose of observing, reporting on, and consulting as to the performance of the Services as may be approved in writing in advance by Lonza. Such employee shall be subject to and agree to abide by confidentiality obligations and Lonza's customary practices, operating procedures and security procedures regarding persons in plant, and such employee agrees to comply with all instructions of Lonza's employees at the Facility. Customer's employee(s) working at the Facility shall be and remain employees of Customer, and Customer shall be solely responsible for the payment of compensation for such Customer employee (including applicable federal, state and local withholding, and other payroll taxes, workers' compensation insurance, health insurance, and other similar statutory and fringe benefits). Customer covenants and agrees to maintain workers' compensation benefits and employers' liability insurance as required by applicable federal and state laws with respect to all Customer employees working at the Facility.

4 Quality

4.1 Responsibility for quality assurance and quality control of Product shall be allocated between Customer and Lonza as set forth in the Quality Agreement and in Lonza's standard operating procedures. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail. If the Quality Agreement is not in place at the Effective Date, Lonza and Customer commit to enter into the Quality Agreement in a timely manner, but in no event later than the commencement of cGMP manufacturing.

4.2 Provisions regarding inspections by Regulatory Authorities and audits shall be set out in the Quality Agreement.

4.3 Records. Lonza will maintain accurate records for the production of the Product, as required by Applicable Laws. Lonza will retain possession of the Master Batch Record and Batch Records and will make copies of the Master Batch Record and Batch Records available to Customer (in each case excluding any Lonza Information and Lonza Background Intellectual Property). Lonza Operating Documents will remain Lonza Information. Lonza will make Lonza Operating Documents available during site visits by Customer but Customer will not be permitted to make copies of and/or remove Lonza Operating Documents from the Lonza site. In connection with a filing for Regulatory Approval of the Product, Lonza will provide the Lonza Operating Documents and any Lonza Information directly to the Regulatory Authority.

5 Insurance

Each Party shall for itself and all of its applicable Affiliates, during the Term and for five (5) years after Delivery of the last Product manufactured, or Services provided, under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to, product liability coverage in the amount of at least [redacted] Swiss Francs per claim. Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

6 Rescheduling and Cancellation

6.1 Rescheduling. Lonza shall have the right to reschedule the Commencement Date of any Batch upon reasonable prior written notice to Customer, provided that the rescheduled Batch is no earlier or no later than ninety (90) days from the dates originally estimated in the Project Plan.

6.2 Cancellation. If Customer wishes to cancel any Stage of Work or any Batch then it shall notify Lonza in writing and Customer shall be liable to pay a cancellation fee (a "Cancellation Fee") as follows:

6.2.1 Stages of Work (other than Batches): Customer shall pay a Cancellation Fee equal [redacted]

6.2.2 Pilot Drug Substance Batch(es) / Pilot Drug Product Batch(es): If Customer provides written notice of cancellation of any Pilot Drug Substance Batch or any Pilot Drug Product Batch less than or equal to three (3) months prior to the Commencement Date of such Pilot Drug Substance Batch or Pilot Drug Product Batch or at any time after, then a Cancellation Fee of [redacted]

6.2.3 cGMP Drug Substance Batches: If Customer provides written notice of cancellation of a cGMP Drug Substance Batch of Product:

(a) less than or equal to six (6) months prior to the Commencement Date of such cGMP Drug Substance Batch or at any time after, then a Cancellation Fee of [redacted]

6.2.4 cGMP Drug Product Batches: If Customer provides written notice of cancellation of a cGMP Drug Product Batch to Lonza less than or equal to four (4) months prior to the Commencement Date of such cGMP Drug Product Batch or at any time after, then a Cancellation Fee of [redacted]

6.2.5 Mitigation of Batch Cancellation. Following the cancellation of a Batch pursuant to Clause 6.2, Lonza will use commercially reasonable efforts to secure a replacement batch for a new project (but excluding any batch and/or project then under contract with Lonza) for the cGMP manufacturing capacity, and for the same dates and duration that would have been occupied by the cancelled Batch. If Lonza is successful in securing such a replacement batch, the applicable Cancellation Fee for the cancelled Batch may be reduced accordingly by an amount equal to [redacted]

[redacted]

6.2.6 Payment of Cancellation Fees. Cancellation Fees and the amounts payable pursuant to Clause 6.2.7 shall be payable following Lonza's efforts to mitigate subject to Clause 6.2.5, but in any event no later than thirty (30) days following the applicable written notice of cancellation.

6.2.7 Additional Costs. In addition to any Cancellation Fee, [redacted]

6.3 Delay.

Customer shall have the right to request a reschedule or delay any of the Batches or Services. However:

6.3.1 If Customer requests a delay, Lonza shall consider such a request, and if the delay can be accommodated (subject to capacity availability) the delay and any resulting additional work shall be subject to price and terms to be agreed between Lonza and Customer.

6.3.2 If the commencement of any or all of the Batches or Services is delayed as a result of any act or omission of Customer (save where Lonza has agreed to any such delay in accordance with sub-Clause 6.8.1), then Customer shall pay Lonza a Cancellation Fee in respect of such Batches or Services as calculated in accordance with Clause 6.6 (with the time periods in Clause 6.2 in such circumstances being the time periods between the date on which Customer delayed and the date on which Lonza was supposed to commence the applicable Batches or Services).

7 Delivery and Acceptance

7.1 Delivery. All Product shall be delivered EXW (as defined by Incoterms® 2010) at the Facility, which shall be when Lonza places Product at the disposal of Customer at Lonza's premises not cleared for export and not loaded onto any collecting vehicle ("Delivery"). Lonza shall deliver to Customer the Certificate of Analysis, the Certificate of Compliance and such other documentation as is reasonably required to meet all applicable regulatory requirements of the Governmental Authorities not later than the date of the EXW Delivery of Batches (the "Release"). With respect to any Customer Materials, title and risk of loss shall remain with the Customer and shall not transfer to Lonza. With respect to Product, title and risk of loss shall transfer to Customer upon Release in accordance with this provision.

7.2 Where requested by Customer and agreed by Lonza, material may be shipped: (a) in quarantine; or (b) under Lonza's authorisation for further manufacturing (including between Lonza Facilities). In either case, Lonza will Deliver Product prior to the issuance of the Certificate of Analysis. Customer's request shall be accompanied by a written acknowledgement that: (i) the Product has been Delivered without transmittal of a Certificate of Analysis; (ii) that the Product cannot be administered to humans until full transmittal of the Certificate of Analysis; and (iii) that Customer nevertheless accepts title, ownership, and full risk of loss of the Product (including during shipment between Lonza Facilities). The Delivery

of Product shall be accompanied by a certificate of testing. The thirty (30) day payment period referred to in Clause 8.4.4 shall commence from Delivery of Product. Customer shall assume liability for the use of Product Delivered under quarantine or authorisation for further manufacturing. Customer shall assume liability for the risk of loss or damage during the shipment between Lonza Facilities whether before or after the issue of the Certificate of Analysis.

7.3 If requested in writing by Customer, Lonza will (acting as agent of Customer for such purpose) arrange the transportation of Product from Lonza's premises to the destination indicated by Customer together with insurance cover for Product in transit at its invoiced value. All additional costs and expenses of whatever nature incurred by Lonza in arranging such transportation and insurance shall be charged to Customer in addition to the Price. Transportation of Product shall be at the sole risk of Customer who shall be deemed to have full knowledge of the carrier's terms and conditions of carriage. Customer shall, as appropriate, observe, perform and be subject to the carriage terms in relation to the transportation of the Product. Where Lonza has made arrangements for the transportation of Product, Customer shall diligently examine the Product as soon as practicable after receipt. Notice of all claims (time being of the essence) arising out of: (a) visible damage to or total or partial loss of Product in transit shall be given in writing to Lonza and the carrier within three (3) working days of receipt by Customer; or (b) non-Delivery shall be given in writing to Lonza within ten (10) days after the date of the despatch notice. Customer shall make damaged Product and associated packaging materials available for inspection and shall comply with the requirements of any insurance policy covering the Product notified by Lonza to Customer.

7.4 <u>Storage</u>. Customer shall arrange for shipment and take delivery of such Batch from the Facility, at Customer's expense, within ten (10) days after Release or pay applicable storage costs. Lonza shall provide storage on a bill and hold basis for such Batch(es) at no charge for up to ten (10) days; provided that any additional storage beyond ten (10) days will be subject to availability and, if available, will be charged to Customer and will be subject to a separate agreement. In addition to Clause 8.4, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Lonza be required to store any Batch for more than ninety (90) calendar days after Release. Within five (5) days following a written request from Lonza, Customer shall provide Lonza with a letter in a form satisfactory to Lonza confirming the bill and hold status of each stored Batch.

7.5 <u>Acceptance/Rejection of Product</u>.

7.5.1 Promptly following Release of cGMP Drug Substance Batch(es) or cGMP Drug Product Batch(es) (whether or not the cGMP Drug Substance Batch was actually shipped to Customer or was stored at Lonza or shipped to another Lonza Facility for manufacture of the cGMP Drug Product Batch), which in either case were required pursuant to the terms of this Agreement to meet Specification, Customer shall inspect such cGMP Drug Substance Batch(es) or cGMP Drug Product Batch(es) (or a sample thereof) and shall have the right to test any such cGMP Batches to determine compliance with the Specifications. Customer shall notify Lonza in writing of any rejection of a cGMP Drug Substance Batch or cGMP Drug Product Batch (which was required to meet the Specification) based on any claim that it fails to meet Specifications within thirty (30) days of Release, after which time all unrejected cGMP Drug Substance Batches or cGMP Drug Product Batch shall be deemed accepted.

7.5.2 If Lonza believes that a cGMP Drug Substance Batch or cGMP Drug Product Batch, which in either case was required by the terms of this Agreement to meet Specification, has been incorrectly rejected, Lonza may require that Customer provides samples to Lonza for testing. Lonza may retain and test such samples. If

there is a discrepancy between Customer's and Lonza's test results such that Lonza's test results fall within the relevant Specifications, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall appoint an independent laboratory promptly to review records, test data and perform comparative tests and/or analyses on samples of the cGMP Drug Substance Batch or cGMP Drug Product Batch that allegedly fails to conform to Specifications. Such independent laboratory shall be mutually agreed upon by the Parties. The independent laboratory's results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.

[redacted]

[redacted]

8 Price and Payment

8.1 Pricing. Customer shall pay for all of the Services and the Batches (including Pilot Drug Substance Batches, Pilot Drug Product Batches, all cGMP Drug Substance Batches and all cGMP Drug Product Batches). Pricing for the Services and the Batches (including Pilot Drug Substance Batches, Pilot Drug Product Batches, all cGMP Drug Substance Batches and all cGMP Drug Product Batches and all PPQ Batches) manufactured by Lonza are set out in, and based on the assumptions and information set out in, the applicable Project Plan. In the event of Changes based on Customer's request, Customer shall bear all additional costs.

[redacted]

8.3 Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import duties and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services shall be paid by Customer.

8.4 When sending payment to Lonza, the Customer shall quote the relevant invoice number in its remittance advice. Invoices in respect of Pilot Drug Product Batch(es), Drug Product Batches and/or other Services to be performed by Lonza AG in Switzerland shall be issued by, and payable to, Lonza AG.

[redacted]

[redacted]

9 Capital Equipment

Any Capital Equipment required for the performance of the Services shall be acquired on terms to be agreed by the Parties prior to commencement of the relevant Services.

10 Intellectual Property

10.1 Neither Party nor any of their Affiliates will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party or any of its Affiliates.

10.2 Subject to Clause 10.3, Customer shall own all right, title, and interest in and to any and all Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza develops, conceives, invents, first reduces to practice, or makes, solely or jointly with Customer or others, in the course of the performance of the Services, to the extent that it is both:

(i) solely a direct derivative of or improvement to Customer Information and/or Customer Background Intellectual Property; and

(ii) severable from and does not utilise, disclose or reveal any Lonza Background Intellectual Property, Lonza Information, New General Application Intellectual Property and/or the;

(together the "New Customer Intellectual Property"). For the avoidance of doubt, "New Customer Intellectual Property" shall include any material, processes or other items that solely embody, or that solely are claimed or covered by, any of the foregoing new Intellectual Property, but excluding any New General Application Intellectual Property.

10.3 Notwithstanding Clause 10.2, and subject to the license granted in Clause 10.5, Lonza shall own all right, title and interest in Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza, solely or jointly with Customer or others, develops, conceives, invents, or first reduces to practice or makes in the course of performance of the Services that is either:

(i) generally applicable to the development or manufacture of chemical or biological products or products components; or

(ii) an improvement to, or direct derivative of, any Lonza Background Intellectual Property, Lonza Information, and/or the Manufacturing Process;

(the "New General Application Intellectual Property"). For the avoidance of doubt, "New General Application Intellectual Property" shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.

10.4 Lonza hereby assigns to Customer all of its right, title and interest in any New Customer Intellectual Property. Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Services to execute any documents reasonably required to confirm Customer's ownership of the New Customer Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property.

10.5 Subject to the terms and conditions set forth herein (including the payment of the Price as required above), Lonza hereby grants to Customer a non-exclusive, world-wide, fully paid-up, transferable license, including the right to grant sublicenses (subject to the prior written consent of Lonza), under the New General Application Intellectual Property, to use, sell and import the Product manufactured under this Agreement (but no other products).

10.6 Customer hereby grants Lonza and its Affiliates, sub-contractors and the External Laboratories the non-exclusive right to use the Customer Information, Customer Background

Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, and any and all other Intellectual Property, information or materials supplied by or on behalf of the Customer, during the Term solely for the purpose of fulfilling their obligations under this Agreement.

10.7 Provided that (i) Customer is not in breach of this Agreement; and/or (ii) Lonza has not terminated this Agreement pursuant to Clauses 14.2.2 and/or 14.2.3, Customer will have the right to transfer the Manufacturing Process for the manufacture of Product (but no other products) to itself and/or any Third Party approved in writing by Lonza, such consent not be unreasonably withheld or delayed (such Third Party shall be Customer's sub-licensee), in each case (whether Customer or Third Party) operating at such location as approved by Lonza in writing]; provided, however, to the extent such technology transfer includes any Lonza Confidential Information, Lonza Background Intellectual Property or New General Application Intellectual Property, such technology transfer shall be subject to a reasonable royalty and/or licensing fee and on terms to be agreed by the Parties (which shall be in a separate technology transfer agreement) prior to any such transfer. Lonza shall provide reasonably necessary documents to complete such technology transfer and Customer shall reimburse Lonza for any costs (based on a full-time employee rate for such support) and expenses. For the avoidance of doubt, until such terms are agreed, Customer shall not have any right to use any Lonza Information, Lonza Background Intellectual Property or New General Application Intellectual Property nor transfer it to any Third Party. In addition, the fees referred to in this Clause are in addition to the fees and royalties which may be due under the terms of any separate GS licence agreement.

Customer shall provide written notice to Lonza at least one hundred eighty (180) days in advance that it wishes to exercise its rights under this Section 10.4 (the "Technology Transfer Notice"). The Technology Transfer Notice shall provide reasonable details to Lonza about whether the proposed transfer of the Manufacturing Process is to Customer or to a Third Party. In the case of a proposed transfer of the Manufacturing Process to a Third Party, Customer shall indicate details about the Third Party, including identification of the location(s) where the Third Party would practice the Manufacturing Process.

10.8 Unless the Parties expressly, mutually agree to the contrary herein in writing, including without limitation by express reference to a given Other Agreement (defined below), nothing in this Agreement (or any Project Plan entered into pursuant to this Agreement) shall supersede, amend or otherwise modify any terms or conditions or other provisions of any other agreement between the Parties that is entered into prior to or contemporaneously with the execution of this Agreement, including, without limitation, any agreement related to any gene expression system, or any intermediates of or precursors to any Product, or any services performed by Lonza or any Affiliate of Lonza for Customer, or any consumables or other products supplied by Lonza or any Affiliate to Customer (collectively, an "Other Agreement").

10.9 Prosecution of Patents.

10.9.1 Subject to the following subsection, Customer will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents claiming the New Customer Intellectual Property, at Customer's expense. Lonza will cooperate with Customer, at Customer's expense, to file, prosecute, maintain, defend, and enforce patent applications and patents claiming any New Customer Intellectual Property.

10.9.2 Unless the Parties agree otherwise, at least thirty (30) days prior to filing any application disclosing or claiming any New Customer Intellectual Property, Customer shall provide a draft thereof to Lonza, for Lonza's prior review and approval. Within thirty (30) days of receipt of such an application ("Review Period"), Lonza shall notify Customer of any Lonza Information or any information that could be considered New

General Application Intellectual Property and, on Lonza's instruction, Customer shall either delete any information in such application that Lonza has identified within the Review Period as Lonza Information and/or delay the filing of the application until such time that it can be concurrently filed with a patent application from Lonza claiming such New General Application Intellectual Property

10.9.3 Lonza will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents claiming the New General Application Intellectual Property, at Lonza's expense. Customer will cooperate with Lonza, at Lonza's expense, to file, prosecute, maintain, defend, and enforce patent applications and patents claiming any New General Application Intellectual Property.

11 Warranties

11.1 Lonza warrants that:

11.1.1 the Services shall be performed in accordance with all Applicable Laws;

11.1.2 it or any of its Affiliates hold all necessary permits, approvals, consents and licenses to enable it to operate the Facility to perform the Services at the Facility subject always to Clause 11.2.3; and

11.1.3 it has the necessary corporate authorisations to enter into and perform this Agreement.

11.2 Customer warrants that:

11.2.1 Customer has all the rights necessary to permit Lonza (and its relevant Affiliates any Subcontractors, and the External Laboratories) to perform the Services without infringing the Intellectual Property rights of any Third Party; and Customer warrants that the performance of the Services will not infringe, misappropriate or violate (as the case may be) any proprietary or Intellectual Property rights of any Third Party;

11.2.2 Customer will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, the Manufacturing Process, and/or any and all other information, materials and Intellectual Property supplied by or on behalf of the Customer, or that the use by Lonza (and/or its relevant Affiliates, any Subcontractors, and the External Laboratories) thereof for the provision of the Services infringes any Intellectual Property or other rights of any Third Party;

11.2.3 all Raw Materials and Customer Materials actually supplied by Customer shall be provided with a certificate of analysis or other relevant documentation demonstrating that such Raw Materials and Customer Materials meet the following Lonza acceptance criteria: (i) are not contaminated, (ii) test negative for mycoplasma and bioburden (if applicable), (iii) have been manufactured in accordance with cGMP (if applicable), (iv) are free from all liens, charges, or encumbrances, and (v) meet other testing requirements and/or specifications as may be agreed in writing by the Parties. In addition, Customer has provided any environmental, health and safety information related to the Raw Materials and Customer Materials (including employee health and safety, of the handling, manufacture, distribution, use and disposal of the Raw Materials and Customer Materials), and will update, clarify, correct, supplement and amend such information as necessary;

11.2.4 Customer has all the rights necessary to provide and permit Lonza and its Affiliates,

any Subcontractors, and the External Laboratories to use, for the purposes of this Agreement, the Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, the Manufacturing Process and any and all other information, materials and Intellectual Property supplied by or on behalf of the Customer; and Customer warrants that the use of anything referred to in this Clause 11.2.4 will not infringe, misappropriate or violate the Intellectual Property rights of any Third Party;

11.2.5 Customer has the necessary corporate authorisations to enter into this Agreement;

11.2.5 in connection with its receipt and usage of the Services and Products, Customer shall take appropriate technical and organizational measures to ensure compliance with the applicable requirements of GDPR. Customer shall in compliance with GDPR as well as on Lonza's request, destroy all personal data, unless Applicable Law prevents Customer from such destruction. Customer confirms that any personal data that Customer shares with Lonza is done in accordance with applicable GDPR requirements GDPR; and

11.2.6 In connection with its receipt and usage of the Services and Products, Customer shall comply with, and shall cause its Affiliates, subsidiaries, subcontractors, directors, officers, employees, agents or any other person acting on behalf of Customer to comply with, all applicable Corruption Laws and International Trade Restrictions. Customer's receipt and usage of the Services and Products shall be in accordance with Applicable Laws, Corruption Laws and International Trade Restrictions.

11.3 Disclaimer: The warranties expressly set forth in this agreement are in lieu of all other warranties, and all other warranties, both express and implied, are expressly disclaimed, including any warranty of merchantability or fitness for a particular purpose.

12 Indemnification and Liability

12.1 Indemnification by Lonza. Subject to Clauses 12.4 and 12.5, Lonza shall indemnify the Customer, its Affiliates, and their respective officers, employees and agents ("Customer Indemnitees") for any loss, damage, costs, liability and expenses (including reasonable attorney fees) that Customer Indemnitees may suffer as a result of any Third Party claim arising directly out of:

(i) any material breach of the warranties given by Lonza in Clause 11.1 above; or

(ii) any allegation that the performance of the Services (excluding use by Lonza, Lonza's Affiliates, Lonza Indemnitees, Lonza contractors, and/or the External Laboratories of Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, the Manufacturing Process, and/or any and all information, materials and other Intellectual Property supplied by or on behalf of the Customer) infringe any Intellectual Property rights of a Third Party;

except, in each case ((i) and/or (ii)), to the extent that such claims resulted from the negligence and/or breach of this Agreement and/or intentional misconduct , by any Customer Indemnitees.

12.2 Indemnification by Customer. Subject to Clauses 12.4 , Customer shall indemnify Lonza, its Affiliates, and their respective officers, employees and agents ("Lonza Indemnitees") from and against any loss, damage, costs, liability and expenses (including reasonable attorney fees) that any Lonza Indemnitees may suffer as a result of any Third Party claim arising directly out of:

(i) any material breach of the warranties given by Customer in Clause 11.2 above; and/or

(ii) any allegation that the performance of Services infringes any Intellectual Property rights of Third Parties; and/or

(iii) the manufacture, use, sale, processing, storage or distribution of any Product (or any product that contains the Product), including but not limited to any claims of product liability; and/or

(iv) the supply to, and/or use by, Lonza, any of Lonza's Affiliates, Lonza Indemnitees, any Lonza contractors, any External Laboratory, and/or any Third Party of any Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line,the Manufacturing Process, and/or any other information, materials or Intellectual Property provided by or on behalf of Customer (including any claim that use of any of the foregoing infringes the rights of any Third Party);

except, in each case ((i), (ii), (iii), and/or (iv)), to the extent that such claims resulted from the negligence and/or breach of this Agreement and/or intentional misconduct , by any Lonza Indemnitees.

12.3 Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under this Clause 12, it shall promptly notify the indemnifying Party in writing of such claim. The indemnitor shall have the right to control the defence and/or settlement thereof; provided, however, that any indemnitee shall have the right to retain its own counsel at its own expense. The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Clause 12. The failure to deliver prompt written notice to the indemnitor of any claim, to the extent that it is prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Clause 12. The Party seeking indemnification shall not settle any claim in respect of which it will seek indemnification without the prior written consent of the indemnifying Party.

12.4 Disclaimer of certain damages. In no event shall either Party and/or any of its Affiliates be liable (in each case whether in contract, tort, negligence, breach of statutory duty, under any indemnity, or otherwise howsoever arising) for any (direct or indirect) loss of profits, loss of business, loss of revenues, loss of goodwill, loss of reputation, or for any incidental, indirect, special, punitive or consequential losses or damages, arising from or related to this Agreement; provided that this Clause 12.4 shall not preclude any claim by Lonza for any unpaid invoices (including the profit element of its charges) and/or the Cancellation Fees provided that this Clause 12.4 shall not preclude any claim by Lonza for the profit element of its charges.

12.5 [redacted]

12.6 Nothing in this Agreement shall operate so as to exclude or in any way limit any liability for fraud, or for death or personal injury, or for gross negligence or intentional misconduct, or for breach of section 13 (Confidentiality) or for any liability that may not be excluded or limited as a matter of English law. Nothing in this Agreement shall exclude or limit Customer's liability to pay invoices and/or the Cancellation Fees, termination fees or agreed capital expenditure. For clarity, it is not the intention that this Clause 12.6 should apply to negligence which is not gross negligence.

13 Confidentiality

13.1 A Party receiving Confidential Information (the "Receiving Party") agrees to strictly keep secret any and all Confidential Information received during the Term from, or disclosed on behalf of, the other Party (the "Disclosing Party") as well as the terms of this Agreement using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary, as well as the terms of this Agreement.

13.2 Notwithstanding the foregoing, the Receiving Party may disclose to any courts and/or other authorities (except to any governmental patent office) Confidential Information of the Disclosing Party which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order. In such case the Receiving Party will, to the extent legally permitted, inform the Disclosing Party promptly in writing and cooperate with the Disclosing Party in seeking to minimise the extent of Confidential Information of the Disclosing Party which is required to be disclosed to the courts and/or other authorities.

13.3 The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information[, which the Receiving Party can establish by contemporaneous written records]:

13.3.1 at the time of disclosure was publicly available;

13.3.2 is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party;

13.3.3 which the Receiving Party can establish by contemporaneous written records was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party;

13.3.4 which the Receiving Party can establish by contemporaneous written records is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or

13.3.5 which the Receiving Party can establish by contemporaneous written records is developed by the Receiving Party independently from and without use of the Confidential Information of the Disclosing Party.

13.4 The Receiving Party will use Confidential Information of the Disclosing Party only for the purposes of this Agreement and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party including with respect to research or product development or any reverse engineering or similar testing. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party's request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.

13.5 Each Party will restrict the disclosure of the other Party's Confidential Information to such officers, employees, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement. Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates' officers, agents, employees, consultants and representatives to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorised use or disclosure of the Confidential Information of the Disclosing Party. Lonza may disclose the Customer's Confidential Information to Lonza's

Affiliates, contractors and the External Laboratories, in each case for the purposes of this Agreement.

13.6 The Receiving Party shall at all times be fully liable for any and all breaches of the confidentiality obligations in this Clause 13 by any of its Affiliates or the employees, officers, agents, consultants and representatives of itself or its Affiliates.

13.7 Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 13 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.

14 Term and Termination

14.1 Term. This Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the date of this Agreement unless terminated earlier as provided herein or extended by mutual written consent of the Parties (the "Term").

14.2 Termination. This Agreement may be terminated as follows:

14.2.1 If it becomes apparent to either Lonza or the Customer at any stage in the provision of the Services that it will not be possible to complete the Services for a scientific or technical reasons, a sixty (60) day period shall be allowed for good faith discussion and attempts to resolve such problems. If such problems are not resolved within such period, Lonza and the Customer shall each have the right to terminate the Agreement forthwith by notice in writing;

14.2.2 by either Party, immediately, if the other Party commits a material breach of this Agreement or a Project Plan and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within ninety (90) days (ten (10) days for non-payment) following written notification of such breach from the non-breaching party to the breaching party; provided, however, that such ninety (90) day period shall be extended as agreed by the Parties if the identified breach is incapable of cure within ninety (90) days and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment);

14.2.3 by either Party, immediately, if the other Party enters into administration, becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has an administrator or receiver appointed for a substantial part of its assets; or

14.2.4 by either Party pursuant to Clause 15.

14.3 Consequences of Termination.

In the event of termination of this Agreement:

14.3.1 all Services and Batches which have been ordered in accordance with this Agreement (including those in the Project Plan to which the Parties are committed) shall be deemed to have been cancelled and Customer shall pay Lonza for:

(a) all Services rendered up to the date of termination, including in respect of any

Product in-process;

(b) all costs incurred through the date of termination, including Raw Materials costs and Raw Materials Fees for Raw Materials used or purchased or to which Lonza is irrevocably committed for use in connection with the Project Plan;

(c) all unreimbursed Capital Equipment and related decommissioning charges incurred pursuant to Clause 9;

(d) Cancellation Fees in respect of all cancelled Batches and/or Services calculated in accordance with Clause 6.3 (other than in the event of termination by Customer pursuant to Clause 14.2.2, or by either Party for an agreed scientific or technical reasons pursuant to Clause 14.2.1 or by either Party pursuant to Clause 14.2.4, where no Cancellation Fees shall be payable). In the case of termination by Lonza for Customer's material breach, Cancellation Fees shall be calculated as of the date of written notice of termination; and

(e) all unused Raw Materials and Resins shall be paid for by Customer within thirty (30) days of invoice and at Customer's option and cost will either be: (a) held by Lonza for future use for the production of Product; (b) delivered to Customer; or (c) disposed of by Lonza.

14.3.2 Additional Consequences for termination by Lonza pursuant to Clauses 14.2.2 or 14.2.3: in the event of termination by Lonza pursuant to Clauses 14.2.2 or 14.2.3 then in addition to Clause 14.3.1 (and without prejudice to any other rights Lonza may have under this Agreement or at law), Customer shall pay in full for all Services and Batches included in the Project Plan(s), whether or not such Services and Batches have been performed or manufactured or which would have been performed or manufactured had the Agreement not been terminated.

14.4 Survival. Neither the termination nor expiration of this Agreement shall affect the liability of a Party for breach of this Agreement. Notwithstanding anything contained in Clause 14, the rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Clauses 5, 10-13 (inclusive) and 16 (to the extent relevant). Termination of this Agreement (including the consequences of termination set out in this Clause 14) shall not affect the accrued rights or liabilities of either Party and shall not preclude either Party from pursuing any remedies it may have hereunder, or at law or in equity, with respect to any breach of, or default under, this Agreement (subject always to Clauses 12.4 and 12.5). All confidentiality obligations set out in this Agreement shall survive termination or expiry of this Agreement.

15 Force Majeure

15.1 If Lonza or any of its Affiliates is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Provided that, if such Force Majeure persists for a period of three (3) months or more, either Party may terminate this Agreement by delivering written notice to the other.

15.2 The Parties acknowledge that the COVID-19 virus is currently causing global disruption, and that there is a significant risk that Lonza's performance under this Agreement may be affected by consequences of the COVID-19 virus, including but not limited to any measures taken by

authorities, and/or the availability of human resources and raw materials, and that any such event shall be deemed a Force Majeure event.

15.3 "Force Majeure" shall be deemed to include any reason or cause beyond Lonza's reasonable control affecting the performance by Lonza of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, epidemic, strike, lockouts, labour troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorists acts, or the inability of Lonza to obtain any required raw material, energy source, equipment, labour or transportation, at prices and on terms deemed by Lonza to be reasonably practicable, from Lonza's usual sources of supply or detection of a viral, bacterial or mycoplasmal contamination that causes a shutdown of the Facility or any part thereof.

15.4 With regard to Lonza, any such event of Force Majeure affecting services or Production at its Affiliates or suppliers shall be regarded as an event of Force Majeure.

16 Miscellaneous

16.1 Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties (save as set out in Clause 7.3). Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

16.2 No Presumption Against Drafter. Each Party and its legal counsel have reviewed and revised this Agreement. The rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter shall be waived by both Parties in the interpretation of this Agreement.

16.3 Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix hereto) will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix hereto).

16.4 Severability. If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the purpose.

16.5 Amendments. Modifications and/or amendments of this Agreement must be in writing and signed by the Parties. The Parties may amend this Agreement without the consent of the Affiliates of either Party.

16.6 Delegation / Assignment. Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza's obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations. Subject thereto, neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that: (a) Lonza may, without the consent of the Customer, assign this Agreement to: (i) any Affiliate of Lonza; or (ii) any third party in connection with the sale or transfer (by whatever method) of all or substantially all of the assets of the business related to the Facility or providing the Services; and (b) Lonza shall be entitled to sell, assign and/or transfer its trade receivables resulting from this Agreement without the consent of the Customer. For the purposes of this Clause 16.5, the terms "assign" and "assignment" shall include: (i) the sale of fifty percent

(50%) or more of the outstanding stock of such Party to an Affiliate of such Party or an unrelated entity or natural person; (ii) the sale or transfer or other assignment of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates; and (iii) a merger, consolidation, acquisition or other form of business combination. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. Subject to the foregoing, this Agreement shall be binding on the successors and permitted assignees of each Party.

16.7 Notice. All notices must be written and sent to the address of the Party first set forth above. All notices must be given (a) by personal delivery, with receipt acknowledged, or (b) by prepaid certified or registered mail, return receipt requested, or (c) by prepaid recognised next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

16.8 Governing Law/Jurisdiction. This Agreement is governed in all respects by the laws of England and Wales. The Parties agree to submit to the jurisdiction of the courts of England and Wales.

16.9 Third Parties. The Parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement, save that Affiliates of Lonza and Affiliates of Customer respectively may rely on the indemnities granted to them and limitations and exclusions of liability contained herein.

16.10 Announcements / Press Releases. Neither Party shall make any press release or announcement regarding the subject matter of this Agreement without the prior written consent of the other. On execution of this Agreement the Parties shall issue a joint press release regarding the entry into this Agreement.

16.11 Entire Agreement. This Agreement and the Quality Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof, including the Initial Agreement . Nothing in this Agreement (or any Project Plan entered into pursuant to this Agreement) shall supersede, amend or otherwise modify any terms or conditions or other provisions of any other unrelated agreement between the Parties.

16.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for the purposes of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorised representative effective as of the date written above.

LONZA SALES AG

By: ______________________________
Name
Title

By: ______________________________
Name
Title

LONZA AG

By: ______________________________
Name
Title

By: ______________________________
Name
Title

OCEAN BIOMEDICAL INC.

By: ______________________________
Name
Title